                                                                       Exhibit 8

                    [LETTERHEAD OF GOODWIN, PROCTER & HOAR]


                               October 25, 1995

Federal Realty Investment Trust
4800 Hampden Lane
Suite 500
Bethesda, MD 20814

     Re:  Federal Tax Matters
          -------------------

Ladies and Gentlemen:

     This opinion is delivered to you in our capacity as special tax counsel to Federal Realty Investment Trust (the "Trust") for your use in connection with the Trust's Form S-3 Registration Statement filed with the Securities and Exchange Commission on October 25, 1995 (the "Registration Statement"). This opinion relates to the Trust's qualification for federal income tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

     In rendering this opinion, we have reviewed and relied upon copies of the Trust's federal income tax return on Form 1120-REIT dated June 28, 1988 for the taxable year of the Trust ended December 31, 1987; on Form 1120-REIT dated September 7, 1989 for the taxable year of the Trust ended December 31, 1988; on Form 1120-REIT dated September 14, 1990 for the taxable year of the Trust ended December 31, 1989; on Form 1120-REIT dated September 12, 1991 for the taxable year of the Trust ended December 31, 1990; on Form 1120-REIT dated September 8, 1992 for the taxable year of the Trust ended December 31, 1991; on Form 1120-REIT dated September 13, 1993 for the taxable year of the Trust ended December 31, 1992; on Form 1120-REIT dated September 9, 1994 for the taxable year of the Trust ended December 31, 1993; and on Form 1120-REIT dated
September 13, 1995 for the taxable year of the Trust ended December 31, 1994. We assume that each of the foregoing returns was timely filed following timely filing of application for automatic extension in each year.

     We have reviewed and relied upon the description of the Trust, its investments and its operations contained or incorporated by reference in the Registration Statement and have had discussions with management of the Trust concerning the investments and operations of the Trust. We have also reviewed certain documents of the Trust relating to the ownership and operation of selected real estate properties, leasehold interests, and other investments owned

                    [LETTERHEAD OF GOODWIN, PROCTER & HOAR]

Federal Realty Investment Trust
October 25, 1995
Page 2

by the Trust, including management agreements relating to such properties and leasehold interests and forms of leases relating to the Trust's properties and leasehold interests, and we rely upon representations made to us that such documents, forms of leases and management agreements are representative of those existing and in effect for the other properties and investments of the Trust.

      Representations we have received from management of the Trust and from Kirkpatrick & Lockhart, corporate counsel to the Trust, have also focused upon the number and holdings of shareholders of the Trust; the past and present distribution policy of the Trust; various record keeping requirements; and other matters which we deem relevant and upon which we rely for purposes of rendering this opinion, including without limitation the Trust's quarterly REIT compliance workpapers for each quarter of the Trust commencing January 1, 1987 and ending June 30, 1995 as prepared by Grant Thornton, independent auditors for the Trust. Except as specifically noted herein, we have not made an independent investigation of any of the facts set forth in such representations or workpapers. We have also assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given and dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

      Our activities described in the immediately preceding two paragraphs relate to the periods covered by the aforementioned tax returns and to the present investments and operations of the Trust. With respect to the qualification of the Trust as a REIT for taxable years prior to 1987 we have relied exclusively and without any investigation on our part on the opinions of Kirkpatrick & Lockhart dated April 30, 1987 and of Content, Tatusko, Patterson & Weinberger dated March 18, 1985 adopted by Green Stewart & Farber, P.C. as to the qualification of the Trust as a REIT for the taxable years ended December 31, 1982 through December 31, 1986.

      Based upon the foregoing, we are of the opinion that the Trust has qualified as a REIT for the taxable years ended December 31, 1985 through December 31, 1994; that the form of organization of the Trust and its current operations, assets and contemplated income are such that the Trust is in a position under present law to so qualify for the taxable year ending December 31, 1995; and that the Trust should so qualify for the taxable year ending December 31, 1995 and thereafter provided that the Trust continues to meet the asset composition, source of income, shareholder diversification, distributions, record-keeping and other requirements of the Code necessary for the Trust to qualify as a REIT.

      We wish to point out that our opinion is not binding on the Internal Revenue Service and, without limiting our opinion, we note that there can be no assurance that all of the

                    [LETTERHEAD OF GOODWIN, PROCTER & HOAR]

Federal Realty Investment Trust
October 25, 1995
Page 3

requirements for qualification as a REIT for any particular taxable year have in fact been met until the return for such taxable year has been reviewed by the Internal Revenue Service or the period for such review has expired.

        We concur with the accuracy of the legal statements in the Registration Statement set forth under the section entitled "Description of Common Shares" under the captions "REIT Qualification" and "Federal Income Tax Considerations."

        We consent to this opinion being filed as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

                                        Very truly yours,

                                        /s/ Goodwin, Procter & Hoar

                                        GOODWIN, PROCTER & HOAR